Exhibit 10.9

FORM OF

RETENTION PLAN AGREEMENT FOR VICE PRESIDENTS

Date:________________

Name:_______________

RE: Payments in the Event of Your Termination of Employment on a Change of Control of Orthovita, Inc.

Dear ______________,

In connection with your position as Vice President of ____________ for Orthovita, Inc. (the “Company”), the Compensation Committee to the Board of Directors of the Company has determined to provide you with a continuation of your base salary in the event your employment with the Company is terminated in connection with a “Change of Control” of the Company (as defined in the Company’s 1997 Equity Compensation Plan). Specifically, if within one year after a Change of Control of the Company, (a) the Company terminates your employment for any reason other than “Cause” (as defined in the Company’s 1997 Equity Compensation Plan), your disability or death, or (b) you voluntarily terminate employment with the Company on account of a “Constructive Termination” (as defined below), you will receive a series of payments that is equal to a continuation of your base salary, as in effect immediately prior to your termination of employment, for a minimum of six (6) months, but not to exceed twelve (12) months, subject to the “Special Adjustment” (as defined below). The payment of your base salary will continue until the earlier of: (a) you start “Comparable Employment” (as defined below), or (b) twelve (12) months, subject to the “Special Adjustment” (as defined below), after your termination of employment with the Company. Your entitlement to receive the payments described above will depend upon your execution of the Company’s standard separation of employment and general release at the time of your termination of employment.

A “Constructive Termination” is a termination of your employment at your initiative after the occurrence of any of the following events without your consent within one (1) year after a Change of Control of the Company: (a) a material diminution in your duties, responsibilities, authority or status, (b) a reduction in any amount of your annual base salary, or (c) the assignment to you of duties or responsibilities which are materially inconsistent with the duties, responsibilities, authority, or status of your position prior to the Change of Control or materially impair your ability to function in your then current position. “Comparable Employment” means that you start new employment with another employer after your termination date that pays you a salary that is no less than 75% of your base salary on your termination date and requires that you perform the same or similar skill levels as when you were employed by the Company.

A “Special Adjustment” will be made if the gross proceeds per common share realized, transferred or otherwise exchanged in a Change of Control are less than $3.00 per common share. In that case, the twelve (12) month continuation of your base salary shall be adjusted lower to equal after the reduction the proportion that: (a) the gross proceeds per common share are to (b) $3.00 per common share. For clarity, if the gross proceeds per common share is $2.00 per common share, then the continuation of your base salary shall be adjusted to equal no more than 2/3 of twelve (12) months.

The foregoing payments are not additive or cumulative to severance benefits that you might also be entitled to receive under the terms of a written employment agreement, a severance agreement or any other arrangement with the employer. Should you be entitled to receive severance benefits under the terms of a written employment agreement, severance agreement or offer letter, you will receive the benefits from either this arrangement or the prior arrangement, but not both. You will receive severance benefits under the arrangement that provides the higher level of benefits.

Your acceptance of the terms of the payments described above does not provide you with the right to be retained in the service or employment by the Company, and you will continue to be an “at-will” employee of the Company.

Please acknowledge your consent to the payments described in this letter by signing and returning this original letter to Pat Twomey. If you have any questions concerning the payments, you may contact Human Resources at ______.

Sincerely,

President and Chief Executive Officer

I consent to the terms of the payments described in this letter, and understand that I am only eligible to receive the aforementioned payments if within one year after a Change of Control of the Company either: (a) my employment is terminated by the Company for any reason other than Cause, disability or death, or (b) if I voluntarily terminate employment with the Company on account of a Constructive Termination. I further understand that in order to receive the payments provided in this letter I must execute the Company’s standard separation of employment and general release on the date I terminate employment with the Company.

Name	Date

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